EXHIBIT 77C
FLAHERTY & CRUMRINE PREFERRED INCOME OPPORTUNITY FUND
INCORPORATED
(the "Fund")
Meeting of Shareholders
On April 21, 2015, the Fund held its Annual Meeting of
Shareholders for the purpose of electing Directors of the Fund. The proposal was approved by the Fund's shareholders and the results of the voting are as follows:

     Name             For         Withheld

     David Gale     9,835,349     237,218

Donald F. Crumrine, Karen H. Hogan, Morgan Gust and Robert
F. Wulf continue to serve in their capacities as Directors of the Fund.